Exhibit 99.1

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3rd QUARTER 2014 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- October 31, 2014 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2014.

EST reported sales for the third quarter 2014, of $380,408, compared to sales of $574,507 for the same quarter in 2013.  For the third quarter of 2014 the Company recorded a Net Loss of $(93,804), or $(0.02) per share, compared to Net Income of $51,956, or $0.01, for the second quarter of 2013.   EST recorded a Net Loss of $(86,842) or $(0.02) per share on sales of $1,412,493 for the nine month period ended Sept 30, 2014, compared with Net Income of $54 or $0.00per share on sales of $1,481,527 for the same period in 2013.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept 30 2014	Sept 30 2013	Sept 30 2014	Sept 30 2013
Sales	$ 380,408	$ 574,507	$ 1,412,493	$ 1,481,527
Net income (loss) before tax	(96,464)	61,195	(88,842)	(14,846)
Net Income (loss)	(93,804)	51,956	(86,842)	54
Weighted average common Shares outstanding	5,158,667	5,158,667	5,158,667	5,158,667
Basic Earnings (Loss) per Share Diluted Earnings (Loss) per Share	$ (0.02) $ (0.02)	$ 0.01 $ 0.01	$ (0.02) $ (0.02)	$ 0.01 $ 0.01

Selected Balance Sheet Information
(Unaudited)
	Sept 30, 2014	December 31, 2013
Cash and cash equivalents	$ 952,484	$ 896,580
Total current assets	2,896,149	3,047,689
Property & equipment (net)	88,455	31,372
Total assets	3,025,074	3,128,744
Total current liabilities	47,168	63,911
Long-term debt	-0-	-0-
Stockholders' equity	2,975,136	3,128,744

Contact Mike Eller at Electronic Systems Technology, Inc. for additional information.

ELECTRONIC SYSTEMS TECHNOLOGY • 509-735-9092 (O)

www.esteem.com

415 N. QUAY STREET • KENNEWICK, WA  99336 • 509-783-5475 (FAX)